Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

MASTEC, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Equity	Preferred Stock, par value $1.00 per share	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Other	Depositary Shares	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Debt	Debt Securities	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Other	Warrants	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Other	Stock Purchase Contracts	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

	Other	Stock Purchase Units	(1)	(1)	(1)	(1)	(1)	(1)	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					—		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate offering price and number or amount of the securities of each identified class is being registered under this registration statement (the “Registration Statement”) as may from time to time be sold at indeterminate prices, either by the issuer or by selling security holders. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a pay as you go basis, except as described below.